Exhibit 99.1

SYSOREX PROVIDES BUSINESS UPDATE

HERNDON, Va., November 30, 2022 (GLOBE NEWSWIRE) – Sysorex, Inc. (the “Company” or “Sysorex”) (OTC: SYSX) today announced that, effective November 25, 2022, its common shares are quoted on OTC Market’s Pink Current Information tier, in lieu of the OTCQB, due to the minimum bid price requirement for the OTCQB. The Company remains fully reporting with the U.S. Securities and Exchange Commission, and its common stock will continue to trade under the ticker symbol “SYSX.”

Wayne Wasserberg, CEO of Sysorex, commented, “Although the public markets remain challenging, especially for microcap companies, we believe the outlook for the business is bright. Specifically, we continue to generate strong growth within our government services business. At the same time, we have begun repositioning our mining assets for other uses, such as cloud computing, datacenter hosting, simulation & modeling, virtual reality, artificial intelligence, and gaming. We continue to reduce operating expenses and remain laser focused on our goal of sustainable, positive cash flow. Given our positive momentum, our goal is to apply to list our common stock on a national stock exchange such as the Nasdaq Capital Market or the NYSE American in 2023.”

Although we intend to apply to list our common stock on a national securities exchange, there is no assurance that our listing application will be approved by the Nasdaq Capital Market or the NYSE American.

ABOUT SYSOREX, INC.

Sysorex, Inc. is a data center owner and operator. The Company operates its wholly owned subsidiary, Sysorex Government Services, Inc., a business that provides information technology products, solutions and services to federal, state, and local government, including system integrators. The Company currently owns and operates approximately 11,000 NVIDIA GPUs at its datacenter in Locksport, NY.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Sysorex's results of operations, Sysorex’s ability to integrate the products and business from recent acquisitions into its existing business, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Sysorex’s technology. Other factors are detailed in Sysorex's periodic and current reports available for review at sec.gov. Furthermore, Sysorex operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Sysorex disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Investor Relations

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: SYSX@crescendo-ir.com